Exhibit 10.4
EXECUTION VERSION

April 30, 2017
Peter S. Kraus
This agreement (this “Agreement”) is entered into as of April 30, 2017 between AXA America Holdings, Inc., a Delaware corporation (“Purchaser”), and Peter S. Kraus (“Seller”) for the purchase and sale of units representing assignments of beneficial ownership of limited partnership interests (“AB Holding Units”) in AllianceBernstein Holding L.P. (the “Company”).

1.
Purchase. On September 1, 2017, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, at a purchase price per AB Holding Unit of $22.90 all of the AB Holding Units beneficially owned (within the meaning of Rule 13d-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, other than clause (d) thereof, and, for the avoidance of doubt, excluding the shares referenced in Section 2 below) by Seller as of the close of business on April 28, 2017.

2.	Option.

(a)
From time to time on or after delivery thereof (for the avoidance of doubt, to the extent not previously sold following compliance with Section 3 hereof), Purchaser may elect to require Seller to sell (“Call Option”) and Seller may elect to require Purchaser to purchase (“Put Option”) at the Market Price, as long as the Market Price of the AB Holding Units is at or between $22.90 and $32.90 per AB Holding Unit, (i) any or all of the AB Holding Units that are to be delivered to Seller on June 27, 2017 and November 1, 2017 in accordance with the terms of Seller’s employment agreement with AllianceBernstein L.P., the Company and AllianceBernstein Corporation dated June 21, 2012, in each case, after giving effect to the withholding by the Company of a sufficient number of AB Holding Units in order to pay cash to the government necessary to meet the Company’s required withholding of all applicable Federal, state and local income and employment taxes due, in accordance with the Company’s customary withholding practices in effect for senior executives of the Company, and (ii) any or all of the AB Holding Units to be delivered to Seller on December 19, 2018 (or such earlier date as set forth in the applicable deferral election) in respect of restricted units that vested on December 19, 2013 but delivery of which was voluntarily deferred at Seller’s election, after giving effect to the withholding by the Company of a sufficient number of AB Holding Units to satisfy the Company’s required withholding obligations as set forth in clause (i) hereof.

(b)
If Purchaser exercises its Call Option or Seller exercises its Put Option, such party shall provide the other party with irrevocable written notice of such exercise, and such purchase shall close on the third business day after the delivery of such notice at the Market Price.

3.	Right of First Refusal.

(a)
If Seller desires to sell any of the AB Holding Units described in Section 2(a) and the then current Market Price of such AB Holding Units is less than $22.90 per AB Holding Unit or more than $32.90 per AB Holding Unit, Seller shall offer Purchaser a right of first refusal to purchase such AB Holding Units prior to any sale of such AB Holding Units by Seller.

(b)
Seller shall provide Purchaser with three business days’ irrevocable written notice (“ROFR Notice Period”) prior to Seller’s intended sale date of such AB Holding Units and Purchaser shall respond to such offer within the ROFR Notice Period.

(c)	If Purchaser elects to purchase such offered AB Holding Units, Purchaser shall close such purchase no later than the third business day following the end of the ROFR Notice Period at the Market Price.

4.
Market Price. “Market Price” shall mean the closing price of the AB Holding Units on the New York Stock Exchange on the date of the delivery of notice by Seller or Purchaser under Section 2(b) or by Seller under Section 3(b), as the case may be.

5.	Closing. At the closing of each purchase of AB Holding Units described herein, the following actions will occur:

(a)
Seller shall deliver, or cause to be delivered, to Purchaser the AB Holding Units deliverable at each such closing free and clear of any lien, pledge, security interest, claim, encumbrance or restriction of whatever nature.

(b)
Purchaser shall pay the aggregate purchase price for the AB Holding Units being purchased at each such closing to the account of Seller in immediately available funds by wire transfer pursuant to the instructions provided to Purchaser by Seller at least three business days prior to the relevant closing date.

(c)
Each of Seller and Purchaser agrees to take, or cause to be taken, all actions and to do or cause to be done all other things necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement and otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to provide requisite information, transfer forms, certificates and other instruments to effect the transfer to, and registration of the AB Holding Units in the name of, Purchaser.

6.	Termination. This Agreement shall terminate upon the earlier of (i) the sale by Seller of all AB Holding Units covered by this Agreement (whether to Purchaser or otherwise) and (ii) May 1, 2022.

7.	Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

8.
Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

9.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not.

10.
Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

11.
Further Assurances. Each party hereto agrees to execute and deliver to the other party such further instruments and to take such further actions as the other party may reasonably deem necessary to fully effectuate the intent and purposes of this Agreement.

12.
Counterparts. This Agreement may be executed in any number of counterparts which may be delivered by facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

Very truly yours,
AXA AMERICA HOLDINGS, INC.
By:_/s/ Mark Pearson__________________
Name: Mark Pearson
Title: President
ACKNOWLEDGED AND AGREED:
_/s/ Peter S. Kraus____________________
Peter S. Kraus